UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ENERGY QUEST INC. (Exact name of Registrant as specified in its charter)

Nevada	91-1880015
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

850 South Boulder Hwy., Suite 169 Henderson, Nevada (89015 – 7564) (Address of principal executive offices) (Zip Code)

(702) 568-4131 (Issuer's telephone number)

2008 Stock Compensation Plan And 2008 Non-Qualified Stock Option Plan (Full title of the plan)

Corporation Trust Company of Nevada 6100 Neil Road, Suite 500, Reno, Nevada, 89511 (Name and address of agent for service)

(775) 688-3061 (Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

TITLE OF SECURITIES TO BE REGISTERED	AMOUNT OF	PROPOSED	PROPOSED	AMOUNT OF
	SHARES TO	MAXIMUM	MAXIMUM	REGISTRATION FEE
	BE REGISTERED	OFFERING	AGGREGATE
		PRICE PER	OFFERING
		SHARE	PRICE (1)
common stock $.001 par value	2,000,000	$1.76(1)	$3,520,000	$138.34
TOTALS	2,000,000		$3,520,000	$138.34

(1)	This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(c) under the Securities Act of 1933, as amended, and is calculated on the basis of the average of the bid and asked price per share of Common Stock of Energy Quest Inc. listed on the OTC Bulletin Board as of April 7, 2008, a date within five business days prior to the filing of this registration statement.

PART 1

INFORMATION REQUIRED IN THE SECTION 10(a)

The registrant shall deliver or cause to be delivered to each participant in the Plans, all material information regarding the Plans and its operations that will enable participants to make an informed decision regarding investment in the plan.

The document(s) containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 2. Registrant Information and Employee Plan Annual Information

A copy of any document or part thereof incorporated by reference in Item 3 of this registration statement as well as the Section 10(a) prospectus but not delivered herewith, as well as all other documentation required pursuant to Rule 428(b) will be furnished without charge upon written or oral request. Requests should be addressed to: Energy Quest Inc., 850 South Boulder Hwy., Suite 169, Henderson, Nevada (89015 –7564). Energy Quest’s telephone number is (702) 568-4131.

Item 3. Incorporation of Documents by Reference

The following documents filed with the Securities and Exchange Commission (“SEC”) by Energy Quest Inc. (“Energy Quest”, “we”, “our” the “Company”), are incorporated herein by reference:

(1)	Our latest Annual Report on Form 10-K for the fiscal year ended December 31, 2007, pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and

(2)	All reports of the Company filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in subparagraph (1) above; and

(3)	All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to filing of a post- effective amendment which indicate that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Capital Stock

Energy Quest is registering up to 1,000,000 shares of its $0.001 par value common stock. Our authorized capital stock consists of 200,000,000 common shares, $0.001 par value.

Holders of the common stock have no preemptive rights to purchase additional shares of common stock or other subscription rights. The common stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions. All shares of common stock are entitled to share equally in dividends from sources legally available, therefore, when, as and if declared by our Board of Directors, and upon our liquidation or dissolution, whether voluntary or involuntary, to share equally in our assets available for distribution to our stockholders.

Our Board of Directors is authorized to issue additional shares of common stock not to exceed the amount authorized by our Articles of Incorporation, on such terms and conditions and for such consideration as our Board may deem appropriate without further stockholder action.

Voting Rights

Each holder of common stock is entitled to one vote per share on all matters on which such stockholders are entitled to vote. Since the shares of common stock do not have cumulative voting rights, the holders of more than 50% of the shares voting for the election of directors can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to our Board of Directors.

Dividend Policy

Holders of our common stock are entitled to dividends if declared by the Board of Directors out of funds legally available therefore. We do not anticipate the declaration or payment of any dividends in the foreseeable future. We intend to retain earnings, if any, to finance the development and expansion of our business. Future dividend policy will be subject to the discretion of our Board of Directors and will be contingent upon future earnings, if any, our financial condition, capital requirements, general business conditions and other factors. Therefore, there can be no assurance that any dividends of any kind will ever be paid.

Options

Energy Quest is registering up to 1,000,000 options to purchase shares of its $.001 par value common stock. The price at which each share covered by an option may be purchased will be determined by Energy Quest’s Stock Option Committee and set forth in the stock option agreement. Where the price shall be omitted the price shall be the officially quoted closing price of the stock on such exchange as lists Energy Quest’s stock on a particular date selected by the Energy Quest’s Stock Option Committee in establishing the purchase price of shares of the option. Each stock option agreement will state the period of time within which the option may be exercised by the option holder (the “Option Period”). Unless otherwise stated in the option agreement the Option Period shall expire not more than five years from the date an option is granted.

Unless restricted by the option agreement, the exercise price shall be paid by any of the following methods or any combination of the following methods:

(i) in cash;

(ii) by cashier’s check, certified cheque, or other acceptable banker’s note payable to the order of the Company;

(iii) by delivery to the Company of a properly executed notice of exercise together with irrevocable instructions (referred to in the industry as ‘delivery against payment’) to a broker to deliver to the Company promptly the amount of the proceeds of the sale of all or a portion of the stock or of a loan from the broker to the option holder necessary to pay the exercise price; or

(iv) such other method as the option holder and the stock option committee may determine as adequate including delivery of acceptable securities (including securities of the Company), set-off for wages or invoices due, property, or other adequate value.

No options or shares have been issued under the Plans and the Company has no outstanding options or warrants.

Item 5. Interests of Named Experts and Counsel

The validity of the issuance of the shares registered under this Form S-8 registration statement has been passed upon for Energy Quest by Bacchus Corporate and Securities Law. Bacchus Corporate and Securities Law does not own any shares in Energy Quest. Bacchus Corporate and Securities Law will be eligible to receive awards under the Plans. Morgan & Company, Certified Public Accountants, has given their consent to include, by reference, the Company’s audited financial statements for the year ended December 31, 2006 in this Form S-8 registration statement. Morgan & Company, Certified Public Accountants, does not own any shares, or hold any other disqualifying interest, in Energy Quest. Malone & Bailey, PC, Certified Public Accountants, has given their consent to include, by reference, the Company’s audited financial statements for the year ended December 31, 2007 in this Form S-8 registration statement. Malone & Bailey PC, Certified Public Accountants, does not own any shares, or hold any other disqualifying interest, in Energy Quest.

Item 6. Indemnification of Directors and Officers

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of Energy Quest is insured or indemnified in any manner against any liability which he or she may incur in his or her capacity as such, is as follows:

•	Article V of our Bylaws, filed as Exhibit 3.4 to our Form 10-SB filing on November 30, 1999; and

•	Nevada Revised Statutes, Chapter 78.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making Energy Quest responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

We have no directors and officers’ liability insurance at this time. At present, there is no pending litigation or proceeding involving any director, officer, employee or agent where indemnification would be required or permitted.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

(a)	The following exhibits are filed as part of this registration statement pursuant to Item 601 of the Regulation S-K and are specifically incorporated herein by this reference:

Exhibit No	Title
5.1	Opinion of Bacchus Corporate and Securities Law relating to the legality of the securities being registered hereby
10.1	2008 Stock Compensation Plan
10.2	2008 Non-Qualified Stock Option Plan
23.1	Consent of Malone & Bailey, PC, Certified Public Accountants
23.2	Consent of Morgan and Company, Chartered Accountants
23.3	Consent of Bacchus Corporate and Securities Law (included in Exhibit 5.1)

Item 9. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post - effective amendment to this registration statement to:

	(i)	include any prospectus required by Section 10(a)(3) of the Securities Act;

	(ii)	reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

	(iii)	include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraph is incorporated by reference from periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability pursuant to the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information require to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(5)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant's annual report pursuant to Section 13(a) of the Securities Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Henderson, State of Nevada, on April 10, 2008.

ENERGY QUEST INC.
(Registrant)

By: /s/ Wilf Ouellette Wilf Ouellette, Director, President, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURES	TITLE	DATE

/s/ Wilf Ouellette	President, Chief Executive Officer, Director	April 10, 2008
Wilf Ouellette

/s/ Steve Eilers	Director, Secretary, Treasurer	April 10, 2008
Steve Eilers

/s/ Vasant K. Jain	Director, Chief Financial, Officer, Principal Accounting Officer	April 10, 2008
Vasant K. Jain

INDEX TO EXHIBITS

Exhibit No	Title
5.1	Opinion of Bacchus Corporate and Securities Law relating to the legality of the securities being registered hereby
10.1	2008 Stock Compensation Plan
10.2	2008 Non-Qualified Stock Option Plan
23.1	Consent of Malone & Bailey, PC, Certified Public Accountants
23.2	Consent of Morgan and Company, Certified Public Accountants
23.3	Consent of Bacchus Corporate and Securities Law (included in Exhibit 5.1)